MCGRATH NORTH MULLIN & KRATZ, PC LLO

SUITE 3700 FIRST NATIONAL TOWER

1601 DODGE STREET

OMAHA, NEBRASKA 68102

PH: (402) 341-3070

October 2, 2006

ConAgra Foods, Inc.

One ConAgra Drive

Omaha, Nebraska 68102

Ladies and Gentlemen:

We have acted as counsel to ConAgra Foods, Inc., a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-8 (the "Registration Statement") with respect to the offer and sale of up to 30,000,000 shares of common stock of the Company, par value $5.00 per share (the “Common Stock”), authorized for issuance pursuant to the ConAgra Foods 2006 Stock Plan (the “Plan”).

In connection with our opinion, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of its officers and public officials as we have deemed necessary for purposes of the opinions expressed below. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies.

Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

1.      The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

2.           When the Common Stock has been issued and sold upon the terms and conditions set forth in the Plan and Registration Statement, then such Common Stock will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours very truly,

/s/ McGrath North Mullin & Kratz, PC LLO

McGrath North Mullin & Kratz, PC LLO